Exhibit 99.1

Proem Acquisition Corp I

Announces the Separate Trading of its Ordinary Shares and Warrants

Commencing April 6, 2026

Dallas, Texas, United States, April 02, 2026 (GLOBE NEWSWIRE) -- Proem Acquisition Corp I (the “Company”), today announced that, commencing on April 6, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “PAAC” and “PAACW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “PAACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

The offering of the units was made only by means of a prospectus. Copies of the prospectus may be obtained from Clear Street LLC, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io. A registration statement on Form S-1 (333-292217) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 11, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Proem Acquisition Corp I

Proem Acquisition Corp I is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target and has not, nor has anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with the Company. The Company’s management team is led by Imran Khan, the Chief Executive Officer and Chairman of the Board, and Greg Pearson, the Chief Financial Officer. In addition, the Board includes John Wu, David Eckstein, Amarnath Thombre, and Andrey Kazakov.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and the prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contacts:

Greg Pearson

Chief Financial Officer

(214) 706-9344